Exhibit 2.01

Resource Extraction Payment Report (a)

Resource Extraction Issuer: EQT Corporation

Fiscal year in which payments were made: Fiscal year ended December 31, 2025 (the “Reporting Year”)

Currency used to make the payments: USD

			Type of Payment
Country	Payee (Government That Received the Payment)	Department, Agency, Etc. Within Payee That Received Payments	Taxes (b)	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments that are Required by Law or Contract	Total Payments
United States	U.S. Federal Government	Department of Treasury	$38,400,470.14	—	—	—	—	—	—	—	$38,400,470.14
Total			$38,400,470.14	—	—	—	—	—	—	—	$38,400,470.14
(a)

In accordance with the requirements of Form SD, this exhibit discloses only payments made during the Reporting Year to a foreign government or the U.S. Federal Government which equal or exceed $100,000, whether made as a single payment or series of related payments.

(b)

Consists of $15,300,000.00 in federal income taxes paid by EQT Corporation (the “Company”), which files a consolidated income tax return in the United States; $157,817.00 for penalties and interest related to corporate income taxes; $6,459,366.00 in federal excise tax on stock repurchases; and $16,483,287.14 in federal backup withholding remitted to the Internal Revenue Service during 2025. The U.S. Federal Government levies corporate income taxes at the entity level rather than on a per-project basis. Accordingly, the Company has disclosed in this exhibit payments at the entity level. These payments relate not to particular projects but to the consolidated income of the Company. The Company is the parent of several wholly owned subsidiaries which are engaged in the commercial development of natural gas, oil and minerals principally in Pennsylvania, West Virginia and Ohio. The Company also has working interests as a non-operator in certain oil and natural gas wells primarily located in the Appalachian Basin in the United States.